Exhibit 99.1

Contacts:
Media Relations:	Investor Relations:
David Pendery	Andy Schulz
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS Inc. Reports Strong Third Quarter 2008 Results

Reports Record Revenue and Adjusted EBITDA

EPS of $0.33 and Record Adjusted EPS of $0.56

ENGLEWOOD, Colo., – September 18, 2008 – IHS Inc. (NYSE: IHS), a leading global source of critical information and insight, today reported strong results for the third quarter ended August 31, 2008.  Revenue for the third quarter of 2008 totaled $207.4 million, representing a 13-percent increase over third-quarter 2007 revenue of $183.4 million.  Net income for the third quarter of 2008 was $21.0 million, or $0.33 per diluted share, compared to third-quarter 2007 net income of $21.7 million, or $0.35 per diluted share.  Third quarter 2008 reported results included a previously announced restructuring charge of $12.5 million, or $0.14 per diluted share, but also included a $3.1 million, or $0.05 per diluted share, cumulative tax benefit from a change to the company’s intercompany debt structure.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) totaled $57.2 million for the third quarter of 2008, up 28 percent from $44.7 million in the third quarter of 2007.   Adjusted earnings per diluted share were $0.56 for the third quarter of 2008, an increase of 30 percent over the prior-year period, and included the aforementioned $0.05 per diluted share tax benefit. Adjusted EBITDA and adjusted earnings per share are non-GAAP (Generally Accepted Accounting Principles) financial measures used by management to measure operating performance.  Please see the end of this release for more information about these non-GAAP measures.

 “Strong operating and financial performance—including achieving the highest quarterly revenue, adjusted EBITDA, and adjusted EPS totals in our history—highlighted another exciting quarter at IHS,” said Jerre Stead, IHS chairman and chief executive officer.  “Additionally, our subscription-based businesses continue to grow organically in the low double digits, and with the close of three attractive acquisitions and the announcement of our intent to acquire Global Insight, we continue to drive the long-term success of IHS.”

Third-Quarter 2008 Details

Revenue for the third quarter of 2008 totaled $207.4 million, a 13-percent increase over third-quarter 2007 revenue of $183.4 million.  Organic revenue growth in the third quarter of 2008 was seven percent after adjusting for the once-every-three-year release of a certain engineering standard (three percent unadjusted). Acquisitions added nine percent and foreign exchange added one percent. The company continued to grow its business overall in all three regions and across all four information domains—Energy, Product Lifecycle, Security and Environment.  The Americas (North and South America) segment increased its revenue during the third quarter by 15 percent, to $128.9 million, compared to $112.2 million in the prior year’s third quarter.  The EMEA (Europe, Middle East and Africa) segment grew its third-quarter revenue by 11 percent, to $64.7 million, compared to $58.0 million in the prior year. The APAC (Asia Pacific) segment’s revenue increased by six percent, to $13.8 million, compared to $13.1 million in the third quarter of 2007.

Adjusted EBITDA for the third quarter of 2008 increased 28 percent over the prior-year period and was driven primarily by top-line growth accompanied by margin expansion.  Operating income declined $5.4 million year-over-year to $24.1 million in the third quarter of 2008, primarily due to the $12.5 million restructuring charge.  The restructuring charge was split among the segments as follows: Americas included $5.7 million, EMEA included $6.3 million and the remainder was incurred primarily at the corporate group. Inclusive of the restructuring charge, Americas’ operating income was $37.2 million, up six percent over the prior-year quarter (up 22 percent before the restructuring charge). EMEA’s operating income was $6.3 million, down 17 percent over last year (up 65 percent before the restructuring charge).  APAC’s operating income was $4.2 million, up 25 percent over the prior-year amount (up 26 percent before the restructuring charge).

Year-to-Date 2008

Revenue for the first nine months of 2008 totaled $613.4 million, up 25 percent over the prior nine-month total of $490.9 million.  Organic growth was eight percent after adjusting for the once-every-three-year release of a certain engineering standard (seven percent unadjusted).  Acquisitions added 17 percent and foreign-exchange movements accounted for one percent. The Americas segment grew its revenue during the first nine months of fiscal year 2008 by 22 percent, to $376.3 million, compared to $308.1 million in the prior-year period.  The EMEA segment grew its year-to-date 2008 revenue by 33 percent, to $195.0 million, compared to $146.9 million in the prior year.  The APAC segment increased its revenue by 17 percent, to $42.1 million, compared to $35.8 million in 2007.

Adjusted EBITDA for the first nine months of 2008 totaled $161.3 million, up 38 percent from $116.6 million in the first nine months of 2007.   Operating income increased eight percent year-over-year to $87.8 million, up from $81.2 million for the nine months ended August 31, 2007.  Operating income for the nine months ended August 31, 2008, included the $12.5 million restructuring charge.  The restructuring charge was split among the segments as follows: Americas included $5.7 million, EMEA included $6.3 million and the remainder was incurred primarily at the corporate group. Inclusive of the restructuring charge, Americas’ operating income was $115.2 million, up 22 percent over the prior-year period (up 28 percent before the restructuring charge). EMEA grew its year-to-date 2008 operating income to $28.7 million, up 18 percent over 2007 (up 45 percent before the restructuring charge).  APAC’s operating income was $11.9 million, up 43 percent over last year (up 44 percent before the restructuring charge).

Net income for the first nine months of 2008 increased 12 percent to $65.7 million, or $1.04 per diluted share, compared to the first nine months 2007 net income of $58.7 million, or $0.98 per diluted share.

Restructuring Charge

As previously announced, IHS recorded a $12.5 million restructuring charge in the third quarter of 2008 related to the further realignment of resources around its regional organizational structure and changes to its knowledge-based data accumulation operations. Approximately seven percent of the current IHS workforce worldwide, as well as certain contractor positions, were affected.   However, the company is investing in new positions around the globe that will serve customers with excellence and create new opportunities and career paths for IHS colleagues.  IHS expects to realize an $8-10 million improvement annually to pre-tax income and adjusted EBITDA beginning in its fourth fiscal quarter of 2008.

Cash Flows

IHS generated approximately $138.1 million of cash flow from operations during the nine months ended August 31, 2008, as compared to last year’s $88.8 million.

Balance Sheet

IHS ended the third quarter of 2008 with $87.5 million of cash and cash equivalents, and $17.2 million of debt.

“We generated another quarter of strong free cash flow,” stated Michael J. Sullivan, executive vice president and chief financial officer.  “We remain well positioned to continue to supplement our organic growth with acquisitions as evidenced by today’s announcement of the signing of a definitive agreement to acquire Global Insight.”

Conversion of Class B Shares to Class A Shares

All 13,750,000 of the Class B shares held by TBG, which entitle TBG to ten votes per share, will immediately convert to Class A shares. In exchange for this conversion, IHS and TBG, the parent of Urvanos, have amended the Registration Rights Agreement between them to increase the number of demand registrations available to TBG from two to four.

Share Repurchase Program

During the third quarter of 2008, IHS repurchased 577,566 shares of its common stock for approximately $35.0 million, or $60.60 per share.  During the first nine months of 2008, IHS repurchased 671,766 shares of its common stock for approximately $40.5 million, or $60.36 per share.

Outlook (forward-looking statement)

Fiscal 2008

Assuming we receive regulatory approval and satisfy customary closing conditions in time for an October 1, 2008 close of the Global Insight acquisition, we expect our all-in revenue growth to be at the high end of our previously disclosed range of 21 to 23 percent for fiscal 2008. We are also revising our all-in adjusted EBITDA guidance upward, and currently expect adjusted EBITDA to grow 31 to 33 percent for fiscal 2008.  Additionally, for the year ending November 30, 2008, we expect:

•                  Depreciation and amortization expense to be in the range of $41-42 million;

•                  Net interest income to approximate $1 million;

•                  Effective tax rate to be approximately 30%;

•                  Weighted average diluted shares to be approximately 63.6 million for the fourth quarter of 2008 and 63.3 million for the full year of 2008; and

•                  Stock-based compensation expense to be in the range of $45-46 million.

Fiscal 2009

Again assuming an October 1, 2008 close of the Global Insight acquisition, for the year ending November 30, 2009, we expect:

•                  All-in revenue to grow 19 to 21 percent off the high end of our current 2008 guidance of 21 to 23 percent, which stems from a 2007 base of $688 million;

•                  All-in adjusted EBITDA to grow 21 to 24 percent off the high end of our current 2008 guidance of 31 to 33 percent, which stems from a 2007 base of $168 million.

•                  Depreciation and amortization expense to be in the range of $50-55 million;

•                  Net interest income to approximate zero;

•                  Effective tax rate to be approximately 28 to 29 percent;

•                  Weighted average diluted shares to be approximately 64.6 million; and

•                  Stock-based compensation expense to be in the range of $67-70 million.

  This above outlook assumes constant currencies and no further acquisitions aside from Global Insight, restructurings or unanticipated events.  See discussion of adjusted EBITDA and non-GAAP financial measures at the end of this release.

As previously announced, IHS will hold a conference call to discuss third quarter results on September 18, 2008, at 3:00 p.m. MDT (5:00 p.m. EDT).  The conference call will be simultaneously webcast on the company’s website: www.ihs.com.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures, such as adjusted EBITDA and adjusted earnings per diluted share, are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA includes our share of adjusted EBITDA from an unconsolidated joint venture and excludes non-cash items, gains and losses on sales of assets and investments and other items that management does not utilize in assessing our operating performance (as further described in the attached financial schedules). Adjusted earnings per diluted share exclude similar non-cash items as adjusted EBITDA.  None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA and adjusted earnings per diluted share metrics. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA, adjusted EBITDA, and adjusted earnings per diluted share are also used by research analysts, investment bankers and lenders to assess our operating performance. For example, a measure similar to EBITDA is required by the lenders under our credit facility.

Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly-titled measures of other companies. However, these measures can still be useful in evaluating our performance against our peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales.  Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to adjusted EBITDA are either (i) non-cash items (e.g., depreciation and amortization) or (ii) items that management does not consider to be useful in assessing our operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by eliminating depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

IHS Forward-Looking Statements:

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts.  Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance.  Forward-looking statements are generally identified by the words “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions.  Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and generally beyond the control of IHS—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings.  Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements.  Please consult our public filings at www.sec.gov or www.ihs.com.

About IHS Inc. (www.ihs.com)

IHS (NYSE: IHS) is a leading global source of critical information and insight, dedicated to providing the most complete and trusted data and expertise. IHS product and service solutions span four areas of information that encompass the most important concerns facing global business today: Energy, Product Lifecycle, Security and Environment. By focusing on customers first, IHS enables innovative and successful decision-making for customers ranging from governments and multinational companies to smaller companies and technical professionals in more than 180 countries. IHS has been in business since 1959 and employs approximately 3,000 people in 20 countries.

###

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2008 IHS Inc.  All rights reserved.

IHS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share amounts)

	August 31,	November 30,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$87,479	$148,484
Short-term investments	—	10,518
Accounts receivable, net	146,992	175,542
Deferred subscription costs	35,550	35,910
Deferred income taxes	23,333	17,681
Other	15,804	14,112
Total current assets	309,158	402,247
Non-current assets:
Property and equipment, net	55,849	58,756
Equity investments in joint venture	65,612	—
Intangible assets, net	213,056	206,359
Goodwill, net	597,105	564,582
Prepaid pension asset	94,286	91,116
Other	657	747
Total non-current assets	1,026,565	921,560
Total assets	$1,335,723	$1,323,807
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$17,234	$3,062
Accounts payable	19,708	37,550
Accrued compensation	24,704	37,014
Accrued royalties	12,909	22,684
Other accrued expenses	42,176	37,435
Income tax payable	2,541	15,255
Deferred subscription revenue	263,963	239,395
Total current liabilities	383,235	392,395
Long-term debt	—	37
Accrued pension liability	11,073	11,965
Accrued post-retirement benefits	7,966	10,203
Deferred income taxes	71,462	60,461
Other liabilities	6,425	7,619
Minority interests	279	219
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value per share, 80,000,000 shares authorized, 50,238,694 and 49,831,293 shares issued and 48,232,452 and 48,758,518 shares outstanding at August 31, 2008 and November 30, 2007, respectively	502	498
Class B common stock, $0.01 par value per share, 13,750,000 shares authorized, issued and outstanding at August 31, 2008 and November 30, 2007	138	138
Additional paid-in capital	422,998	381,124
Treasury stock, at cost; 2,006,242 and 1,072,775 shares at August 31, 2008 and November 30, 2007, respectively	(102,931)	(46,045)
Retained earnings	550,939	483,804
Accumulated other comprehensive income (loss)	(16,363)	21,389
Total stockholders’ equity	855,283	840,908
Total liabilities and stockholders’ equity	$1,335,723	$1,323,807

IHS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007	2008	2007
	(Unaudited)
Revenue:
Products	$182,032	$159,202	$524,317	$419,428
Services	25,402	24,154	89,087	71,449
Total revenue	207,434	183,356	613,404	490,877
Operating expenses:
Cost of revenue:
Products	74,700	68,392	216,502	173,891
Services	16,641	14,657	57,179	42,649
Total cost of revenue (includes stock-based compensation expense of $391, $383, $1,078 and $839 for the three and nine months ended August 31, 2008 and 2007, respectively)	91,341	83,049	273,681	216,540
Selling, general and administrative (includes stock-based compensation expense of $9,961; $8,759; $32,352 and $21,684 for the three and nine months ended August 31, 2008 and 2007, respectively)	73,036	66,479	217,845	180,977
Depreciation and amortization	9,675	7,118	28,181	16,619
Restructuring charge	12,479	—	12,479	—
Gain on sales of assets, net	—	—	(119)	(756)
Net periodic pension and post-retirement expense (benefits)	(1,082)	257	(3,261)	(365)
Other expense (income), net	(2,106)	(3,019)	(3,242)	(3,379)
Total operating expenses	183,343	153,884	525,564	409,636
Operating income	24,091	29,472	87,840	81,241
Interest income	754	1,970	2,668	5,318
Interest expense	(363)	(99)	(1,342)	(308)
Non-operating income (loss), net	391	1,871	1,326	5,010
Income from continuing operations before income taxes, minority interests and income from equity-method investment	24,482	31,343	89,166	86,251
Provision for income taxes	(4,585)	(9,580)	(25,609)	(27,532)
Income from continuing operations before minority interests and income from equity-method investment	19,897	21,763	63,557	58,719
Minority interests	(42)	(32)	(57)	(29)
Income from equity-method investment	1,169	—	2,213	—
Net income	$21,024	$21,731	$65,713	$58,690
Net income per share:
Basic (Class A and Class B common stock)	$0.34	$0.36	$1.06	$1.00
Diluted (Class A and Class B common stock)	$0.33	$0.35	$1.04	$0.98
Weighted average shares:
Basic (Class A common stock)	48,142	47,367	48,278	44,954
Basic (Class B common stock)	13,750	13,750	13,750	13,750
Diluted (Class A common stock)	62,770	62,197	62,947	59,616
Diluted (Class B common stock)	13,750	13,750	13,750	13,750

IHS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended August 31,
	2008	2007
	(Unaudited)
Operating activities
Net income	$65,713	$58,690
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	28,181	16,619
Stock-based compensation expense	33,430	22,523
Gain on sales of assets, net	(119)	(756)
Impairment of assets	323	—
Distributions from equity-method investment	2,603	—
Non-cash net periodic pension and post-retirement benefits	(4,685)	(2,988)
Undistributed earnings of unconsolidated subsidiaries, net	(2,213)	96
Minority interests	57	(203)
Deferred income taxes	2,082	7,715
Change in assets and liabilities:
Accounts receivable, net	24,555	25,312
Other current assets	(2,881)	1,384
Accounts payable	(15,437)	(28,477)
Accrued expenses	(16,503)	(18,828)
Income taxes	(4,124)	841
Deferred subscription revenue	26,501	6,832
Other liabilities	617	—
Net cash provided by operating activities	138,100	88,760
Investing activities
Capital expenditures on property and equipment	(8,155)	(7,173)
Acquisitions of businesses, net of cash acquired	(130,878)	(87,343)
Intangible assets acquired	(4,000)	—
Change in other assets	(5,721)	(3,409)
Purchase of investments	—	(83,675)
Sales and maturities of investments	10,500	68,833
Proceeds from sales of assets	140	2,461
Net cash used in investing activities	(138,114)	(110,306)
Financing activities
Proceeds from borrowings	50,000	—
Repayment of borrowings	(53,099)	(500)
Tax benefit from equity compensation plans	1,509	715
Repurchases of common stock	(56,886)	(25,409)
Net cash used in financing activities	(58,476)	(25,194)
Foreign exchange impact on cash balance	(2,515)	(928)
Net decrease in cash and cash equivalents	(61,005)	(47,668)
Cash and cash equivalents at the beginning of the period	148,484	180,034
Cash and cash equivalents at the end of the period	$87,479	$132,366

IHS INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASUREMENT TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENT

(In thousands)

IHS Inc.

	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007	2008	2007
	(Unaudited)

Net income	$21,024	$21,731	$65,713	$58,690
Interest income	(754)	(1,970)	(2,668)	(5,318)
Interest expense	363	99	1,342	308
Provision for income taxes	4,585	9,580	25,609	27,532
Depreciation and amortization	9,675	7,118	28,181	16,619
EBITDA	34,893	36,558	118,177	97,831
Stock-based compensation expense	10,352	9,142	33,430	22,523
Restructuring charge	12,479	—	12,479	—
Gain on sales of assets, net	—	—	(119)	(756)
Non-cash net periodic pension and post-retirement benefits	(1,563)	(991)	(4,685)	(2,988)
Income from equity-method investment	(1,169)	—	(2,213)	—
50% of Lloyd’s-Register Fairplay’s adjusted EBITDA	2,167	—	4,189	—
Adjusted EBITDA	$57,159	$44,709	$161,258	$116,610

Lloyd’s-Register Fairplay

	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007(a)	2008	2007(a)
	(Unaudited)

Net income	$3,038	$—	$5,836	$—
Interest expense, net	(35)	—	(25)	—
Provision for income taxes	1,181	—	2,247	—
Depreciation and amortization	152	—	322	—
EBITDA / Adjusted EBITDA	$4,336	$—	$8,380	$—
50% of Adjusted EBITDA	$2,167	$—	$4,189	$—

Summary Lloyd’s-Register Fairplay Adjusted F/S

	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007(a)	2008	2007(a)
	(Unaudited)

Revenue	$9,691	$—	$19,829	$—
Operating expenses	(5,506)	—	(11,761)	—
Operating income	$4,185	—	$8,068	—
Net income	$3,038	$—	$5,836	$—
50% of net income	$1,519	$—	$2,918	$—
Amortization expense for purchased intangibles	(486)	—	(979)	—
Tax benefit on amortization expense for purchased intangibles	136	—	274	—
Income from equity-method investment	$1,169	$—	$2,213	$—

(a) Note: We acquired a 50% interest in Lloyd’s-Register Fairplay on March 3, 2008

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Three Months Ended August 31,
	2008	2007
	(Unaudited)

Americas	$128,936	$112,208
EMEA	64,665	58,043
APAC	13,833	13,105
Corporate	—	—
Revenue	$207,434	$183,356

Americas	$37,160	$35,209
EMEA	6,301	7,636
APAC	4,167	3,327
Corporate	(23,537)	(16,700)
Operating income	$24,091	$29,472

	Three Months Ended August 31, 2008
	Americas	EMEA	APAC	Corporate	Total
	(Unaudited)

Operating income	$37,160	$6,301	$4,167	$(23,537)	$24,091
Adjustments:
Stock-based compensation expense	—	—	—	10,352	10,352
Depreciation and amortization	5,502	3,321	29	823	9,675
Restructuring charge	5,747	6,323	24	385	12,479
Non-cash net periodic pension and post-retirement benefits	—	—	—	(1,563)	(1,563)
Minority interest	—	(42)	—	—	(42)
50% of Lloyd’s-Register Fairplay’s adjusted EBITDA	—	2,167	—	—	2,167
Adjusted EBITDA	$48,409	$18,070	$4,220	$(13,540)	$57,159

	Three Months Ended August 31, 2007
	Americas	EMEA	APAC	Corporate	Total
	(Unaudited)

Operating income	$35,209	$7,636	$3,327	$(16,700)	$29,472
Adjustments:
Stock-based compensation expense	—	—	—	9,142	9,142
Depreciation and amortization	3,766	2,723	31	598	7,118
Non-cash net periodic pension and post-retirement benefits	—	—	—	(991)	(991)
Minority interest	—	(32)	—	—	(32)
Adjusted EBITDA	$38,975	$10,327	$3,358	$(7,951)	$44,709

IHS INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASUREMENT TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENT

(In thousands)

	Nine Months Ended August 31,
	2008	2007
	(Unaudited)

Americas	$376,328	$308,139
EMEA	195,022	146,938
APAC	42,054	35,800
Corporate	—	—
Revenue	$613,404	$490,877

Americas	$115,164	$94,346
EMEA	28,705	24,235
APAC	11,927	8,315
Corporate	(67,956)	(45,655)
Operating income	$87,840	$81,241

	Nine Months Ended August 31, 2008
	Americas	EMEA	APAC	Corporate	Total
	(Unaudited)

Operating income	$115,164	$28,705	$11,927	$(67,956)	$87,840
Adjustments:
Stock-based compensation expense	—	—	—	33,430	33,430
Depreciation and amortization	15,780	10,008	101	2,292	28,181
Restructuring charge	5,747	6,323	24	385	12,479
Gain on sales of assets, net	—	(119)	—	—	(119)
Non-cash net periodic pension and post-retirement benefits	—	—	—	(4,685)	(4,685)
Minority interest	—	(57)	—	—	(57)
50% of Lloyd’s-Register Fairplay’s adjusted EBITDA	—	4,189	—	—	4,189
Adjusted EBITDA	$136,691	$49,049	$12,052	$(36,534)	$161,258

	Nine Months Ended August 31, 2007
	Americas	EMEA	APAC	Corporate	Total
	(Unaudited)

Operating income	$94,346	$24,235	$8,315	$(45,655)	$81,241
Adjustments:
Stock-based compensation expense	—	—	—	22,523	22,523
Depreciation and amortization	10,345	4,492	90	1,692	16,619
Gain on sales of assets, net	—	—	—	(756)	(756)
Non-cash net periodic pension and post-retirement benefits	—	—	—	(2,988)	(2,988)
Minority interest	—	(29)	—	—	(29)
Adjusted EBITDA	$104,691	$28,698	$8,405	$(25,184)	$116,610

IHS INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per-share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007	2008	2007
	(Unaudited)

Net cash provided by operating activities	$43,127	$22,998	$138,100	$88,760
Capital expenditures on property and equipment	(2,804)	(3,528)	(8,155)	(7,173)
Free cash flow	$40,323	$19,470	$129,945	$81,587

	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007	2008	2007
	(Unaudited)

Earnings per diluted share	$0.33	$0.35	$1.04	$0.98
Stock-based compensation expense	0.10	0.09	0.33	0.24
Restructuring charge	0.14	—	0.14	—
Gain on sales of assets, net	—	—	—	(0.01)
Non-cash net periodic pension and post-retirement benefits	(0.02)	(0.01)	(0.05)	(0.03)
Adjusted earnings per diluted share	$0.56	$0.43	$1.47	$1.18

Note: amounts may not sum due to rounding.